UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

January 15, 2009
Date of Report (Date of earliest event reported)

AMERICA WEST RESOURCES, INC.
(Exact name of Registrant as specified in its charter)

Nevada	0-19620	84-1152135
(State of Incorporation)	(Commission File Number)	(IRS Employer ID Number)

57 West 200 South, Suite 400
Salt Lake City, Utah 84101
(Address of Principal Executive Offices)

(801) 521-3292
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13c-4(c))

Item 1.01          Entry into a Material Definitive Agreement

See Item 5.02 of this 8-K for disclosure relating to the employment agreement by and between the Company and John E. Durbin.

Item 5.02          Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On January 15, 2009, Brian Rodriguez tendered his resignation as chief financial officer of the Company, effective as of January 15, 2009.  Mr. Rodriguez will continue to serve as a member of the Company’s board of directors. The Company has appointed John E. Durbin as the Company’s new chief financial officer, effective as of January 15, 2009.

Prior to joining the Company, Mr. Durbin served as President and Chief Executive Officer of JED Consulting, LLC, an international financial management consulting firm he founded in March 2005.  From August 2002 to March 2005, Mr. Durbin served as an Assistant Treasurer of ConocoPhillips, where he created, put in place, and managed the enterprise risk management function.  Prior to the merger of Conoco Inc., and Phillips Petroleum Company to create ConocoPhillips, Mr. Durbin served as Assistant Treasurer, Cash, Credit, & Trust Investment Management for Conoco Inc., from August 2000 to August 2002.  From August 1999 until August 2000, Mr. Durbin served as Vice President and Chief Financial Officer of AEP-Conoco Energy Management, a power marketing joint venture among American Electric Power Co., Inc., E. I. du Pont de Nemours and Company, and Conoco Inc.

On January 15, 2009, the Company entered into an employment agreement with Mr. Durbin.  Under the terms of the agreement, Mr. Durbin agrees to serve as the chief financial officer of the Company until December 31, 2010.  As consideration for Mr. Durbin’s services, the Company agreed to pay Mr. Durbin a base salary of $223,000 per year.  In addition, the Company agreed to issue Mr. Durbin an option to purchase 2,000,000 shares of the Company’s common stock at an exercise price of $0.01 in exchange for Mr. Durbin’s services.  Such option will be issued on or before February 1, 2009 and will vest, provided continuous employment, as follows: (i) March 31, 2009 - 400,000 shares, (ii) June 30, 2009 - 400,000 shares, (iii) September 30, 2009 - 400,000 shares, (iv) December 31, 2009 - 400,000 shares, and (v) March 31, 2010 - 400,000 shares.

Item 9.01          Financial Statements and Exhibits

     (c)  Exhibits

The following exhibits are to be filed as part of this 8-K:

EXHIBIT NO.	IDENTIFICATION OF EXHIBIT

10.1	John E. Durbin Employment Agreement dated as of January 15, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICA WEST RESOURCES, INC.

Date: January 15, 2009	By:	/s/ DAN R. BAKER
Dan R. Baker
Chief Executive Officer

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